Exhibit 99.1

GlyEco Announces First Quarter Financial Results
Revenues Increased 34% Year-Over-Year;
Conference Call Scheduled for Thursday, May 15 at 1:15 p.m. ET
    GlyEco, Inc.
4 hours ago

PHOENIX, May 13, 2014 (GLOBE NEWSWIRE) -- Sustainable glycol technologies leader GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") announces its financial results for the first quarter ended March 31, 2014.

First Quarter Highlights:

Revenue increased 34% year-over-year to $1.7 million, up from $1.2 million in 2013
Net equipment assets increased 31% to $7.2 million, up from $5.5 million at year-end 2013
Stockholders' equity increased 6% to $11.9 million, up from $11.2 million at year-end 2013

"We're pleased to report yet another great quarter of revenue growth," stated John Lorenz, CEO of GlyEco. "A main focus for us remains expansion of our infrastructure, and while the severe weather during the first quarter in many regions slowed this progress, we continued to move forward upgrading our facilities as efficiently as circumstances allowed."

Lorenz continued, "One of our major infrastructure accomplishments in the first quarter was the completed relocation and initial build-out of our Minneapolis processing center. We now have a state-of-the-art facility employing GlyEco Technology(TM) to service a diversity of waste glycol, including used anti-freeze, used heat transfer fluids, used aircraft de-icing fluids and waste ethylene oxide from medical sterilization. We have increased the plants processing capacity 248%, and with enhancements underway, we anticipate boosting capacity an additional 800% during second quarter."

Consolidated revenues increased 34% to approximately $1.7 million in the first quarter, up from revenues of approximately $1.2 million in year-ago period, while gross profit decreased 113% to a loss of $8,000. The decrease in gross profit was due in part to equipment purchases related to plant upgrades that were expensed in the quarter. The Company anticipates gross margins will increase to historical averages moving forward.

Net equipment assets increased 31% to $7.2 million (after depreciation) for the quarter ended March 31, 2014, compared to net equipment assets of approximately $5.5 million for the year ended December 31, 2013.

Total stockholders' equity increased 6% to $11.9 million for the quarter ended March 31, 2014, compared to $11.2 million for the year ended December 31, 2013.

Conference Call

GlyEco will host a conference call on Thursday, May 15th, with CEO John Lorenz and CFO Alicia Williams Young at 1:15 p.m. Eastern time (10:15 a.m. Pacific time). To participate in the call, please dial (877) 941-1428, or (480) 629-9665 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 7:30 p.m. ET on May 15, 2014, until 11:59 p.m. ET on May 29, 2014. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4683754.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology(TM) has the unique ability to clean the polluted glycols from all five waste-producing industries: HVAC, Textiles, Automotive, Airline and Medical. This technology recycles waste glycol to meet ASTM Type 1 specifications -- the same level of purity expected of refinery-grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner. Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology(TM) solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling

Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery-produced ethylene glycol is over 5.5 billion gallons per year and climbing. GlyEco Technology(TM) is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:
Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: jon@redchip.com